DECHERT LLP

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August 12, 2008

The Cash Management Trust of America 333 South Hope Street Los Angeles, California 90071-1447 Re: Securities Act Registration No. 002-47940 Investment Company Act File No. 811-02380

Ladies and Gentlemen:

You have asked for our opinion regarding the issuance of shares of beneficial interest by The Cash Management Trust of America (the “Fund”) in connection with the registration of the Fund’s Class F-2 shares (the “Shares”).

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various records of the Fund and such other instruments, documents and records as we have deemed necessary in order to render this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the Shares registered pursuant to the Post-Effective Amendment No. 55 to the Registration Statement of the Fund (the “Registration Statement”) will, when sold and delivered by the Fund against receipt of the net asset value of the Shares in accordance with the terms of the Registration Statement and the requirements of applicable law, have been duly and validly authorized, legally and validly issued, and fully paid and non-assessable by the Fund.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and reference to the firm in the statement of additional information that is part of the Registration Statement.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Sincerely,

DECHERT LLP